EXHIBIT 10.55

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

GENICON SCIENCES CORPORATION

AND

INVITROGEN CORPORATION

JUNE 27, 2003

EXHIBIT 10.55
EXHIBIT 10.56
EXHIBIT 10.57
EXHIBIT 10.58
EXHIBIT 10.59
EXHIBIT 31.1
EXHIBIT 31.2
EXHIBIT 32.1
EXHIBIT 32.2

[MUST BE UPDATED]

ARTICLE I DEFINITIONS		1
1.1	Definitions	1

ARTICLE II ASSET PURCHASE		6
2.1	Purchase and Sale of Assets; Assumption of Liabilities	6
2.2	Purchase Price and Related Matters	8
2.3	The Closing	9
2.4	Further Assurances	10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER		10
3.1	Organization and Qualification; Subsidiaries	10
3.2	Certificate of Incorporation and By-Laws	11
3.3	Authority Relative to this Agreement	11
3.4	No Conflict; Required Consents and Filings	11
3.5.	Compliance, Permits	12
3.6	Financial Statements	13
3.7	Absence of Certain Changes or Events	13
3.8	No Undisclosed Liabilities	13
3.9	Absence of Litigation	14
3.10	Employee Benefit Plans, Employment Agreements	14
3.11	Employment and Labor Matters	16
3.12	Restrictions on Business Activities	16
3.13	Title to Property	16
3.14	Taxes	16
3.15	Environmental Matters	19
3.16	Intellectual Property	19
3.17	Interested Party Transactions	20
3.18	Trade Relations	20
3.19	Disclosure	20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER		20
4.1	Organization	20
4.2	Authority	20
4.3	Noncontravention	21
4.4	Litigation	21

ARTICLE CONDITIONS PRECEDENT TO CLOSING		21
5.1	Conditions to Obligations of the Buyer	21
5.2	Conditions to Obligations of Seller	23

ARTICLE VI INDEMNIFICATION		23
6.1	Indemnification by Seller	23

i

(continued)

ii

Schedules:

Schedule 2.1(a)(i)	Assigned Contracts
Schedule 2.1(a)(ii)	Trademarks and Patent Rights
Schedule 5.1(g)	Applicable Permits
Seller’s Schedule 9.5(a)	Seller Employees
Buyer’s Schedule 9.5(a)	Transferred Employees

Exhibits:

Exhibit A	Bill of Sale
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Form of Confidentiality/Employment Agreements
Exhibit D	Inverness Agreements
Exhibit E	Form of Funding Agreement

iii

ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of June 27, 2003, by and between Genicon Sciences Corporation, a California Corporation (“Seller”), and Invitrogen Corporation., a Delaware corporation (the “Buyer”). Seller and the Buyer are referred to herein individually as a “Party” and collectively as the “Parties.”

INTRODUCTION

      Seller has proprietary technology in labeling and detection and is in the business of commercializing reagents and instruments related thereto.

      The Buyer desires to purchase from Seller, and Seller desires to sell to the Buyer, all of Seller’s right, title and interest in and to the assets and properties of the Business, upon the terms and conditions set forth herein.

TERMS

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

      1.1 Definitions. Whenever used in this Agreement, the terms defined below shall have the indicated meaning:

      “Account Parties” shall have the meaning set forth in Section 10.1.

      “Ancillary Agreements” shall mean the Assignment and Assumption Agreement and the Bill of Sale.

      “Affiliate” means, with respect to any Person, any Person which directly or indirectly through stock ownership or otherwise either controls, or is controlled by or under common control with, such Person.

      “Agreement” shall have the meaning set forth in the preamble.

      “Applicable Accounting Principles” means United States generally accepted accounting principles (“GAAP”) (applied on a “going concern” basis without reflecting the transactions contemplated under this Agreement).

      “Applicable Permits” shall have the meaning set forth in Section 6.1(g).

      “Assigned Contracts” shall have the meaning set forth in Section 2.1(a)(i).

      “Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement in the form of Exhibit B hereto.

      “Assumed Liabilities” shall have the meaning set forth in Section 2.1(b).

      “Bill of Sale” means the Bill of Sale in the form of Exhibit A hereto.

      “Business” shall mean Seller’s business of commercializing reagents and instruments related thereto, as currently conducted (giving effect to the Inverness Transactions).

      “Business Assets” shall have the meaning set forth in Section 2.1(a).

      “Business Material Adverse Effect” means (i) any effect that is materially adverse to the Business Assets or the Business, as operated on the date of this Agreement, taken as a whole, other than any such effect resulting solely from changes in the general financial markets or solely from changes in the international or national markets for the products made by use of the Business Assets which have not had a materially disproportionate impact on the Business; or (ii) any matter that materially impairs the ability of Seller to consummate the transactions contemplated by this Agreement.

      “Buyer” shall have the meaning set forth in the preamble.

      “Buyer Certificate” shall have the meaning set forth in Section 6.2(d).

      “Buyer Indemnitees” shall have the meaning set forth in Section 7.1.

      “Buyer Receivables Account” shall have the meaning set forth in Section 10.1.

      “Claim Notice” shall have the meaning set forth in Section 7.3(b).

      “Closing” shall have the meaning set forth in Section 2.3(a).

      “Closing Date” shall have the meaning set forth in Section 2.3(a).

      “Closing Statement of Assets” shall mean a statement of the assets of the Business as of the Closing, to be delivered by the Seller to the Buyer at the Closing.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Damages” shall have the meaning set forth in Section 7.1

      “Environmental Law” means any foreign, federal, state, provincial, or municipal statute, rule, regulation, ordinance, directives, orders or decrees of any Governmental Authority in effect on or before the Closing Date and relating to the protection of the environment, including without limitation pertaining to the presence, manufacture, processing, use, treatment, storage, disposal, transportation, handling, generation or Release of Hazardous Substances.

      “Environmental Liabilities” means any and all Liabilities (including without limitation the costs of investigation, clean up actions, remedial actions or other response costs, but in each case solely to the extent such actions are required by applicable law) arising out of or relating to any of the following conditions or events to the extent such conditions or events occur on or before the Closing Date (which means that, to the extent a Liability is attributable to one of the following conditions which existed before the Closing Date but continued after the Closing Date, a prorated portion of such Liability applicable to the portion of such time period ending on and including the Closing Date, as measured against the entire duration of the condition): (a) environmental conditions, including the presence or Release or exposure to Hazardous Substances at, on, in, from or around the Real Estate, (b) the off-site transportation, storage, treatment, recycling, disposal or arrangement for disposal of or distribution of Hazardous Substances by or on behalf of Seller or any of its predecessors in connection with the Business or the Business Assets, and (c) any violation of any Environmental Law.

      “Excluded Liabilities” shall have the meaning set forth in Section 2.1(c).

      “Funding Agreement” shall have the meaning set forth in Section 5.6.

      “Funding Termination Date” means the earlier to occur of (a) the date through which the Buyer continues to fund the operations of Seller pursuant to the terms of the Funding Agreement or (b) 2:00 p.m. (California time) on the date on which Seller would become obligated to transfer its rights and obligations under the Regents Agreement (as defined in the Inverness License Agreement) to Inverness Medical Switzerland, GmbH.

      “GAAP” shall have the meaning set forth in the definition of “Applicable Accounting Principles.”

      “Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States or foreign country or any county, jurisdiction, municipality or other political subdivision thereof or any other supranational organization of sovereign states.

      “Hazardous Substance” means any hazardous or toxic substance, pollutant, material, waste or contaminant that is regulated by an Environmental Law.

      “Indemnified Party” shall have the meaning set forth in Section 7.3(a).

      “Indemnifying Party” shall have the meaning set forth in Section 7.3(a).

      “Inverness License Agreement” shall mean the Technology License Agreement, dated as of June 19, 2003, by and between Seller and Inverness Medical Switzerland GmbH.

      “Inverness Transactions” shall mean the transactions described in that certain Master Agreement, dated as of June 19, 2003, by and among Seller, Inverness Medical Innovations, Inc. and Inverness Medical Switzerland, GmbH and the Inverness License Agreement.

      “IRS” means the Internal Revenue Service of the United States of America.

      “Knowledge of the Buyer” means the actual knowledge of Martin Naley with respect to the matter in question.

      “Knowledge of Seller” means the actual knowledge of Patrick Mallon with respect to the matter in question.

      “Letter” shall have the meaning set forth in Section 10.1.

      “Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due.)

      “Lien” means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, or right of first refusal (including title defects of any kind whatsoever, or the filing of, or agreement to give any financing statement under the Uniform Commercial Code or statute or law of any jurisdiction).

      “Material Loss” shall mean a loss or damage suffered or incurred by a Party or other adverse circumstance affecting a Party which has a reasonable likelihood of being valued at $100,000 or more.

      “Parties” shall have the meaning set forth in the preamble.

      “Patent Rights” shall have the meaning set forth in Section 2.1(a)(ii).

      “Permitted Encumbrances” means (a) any Liens for Taxes and assessments arising in the ordinary course of business that are not yet due and payable; (b) and mechanics’ lien or other similar lien imposed by law arising in the ordinary course of business which secures an obligation that is not yet due or payable; (c) any Liens applied in connection with the Assumed Liabilities; and (d) the Liens created in connection with the Inverness Transactions.

      “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including a federal, state, local or foreign government or regulatory entity or political subdivision or an agency or instrumentality thereof.

      “Propriety Asset” means any and all of the following in any country: (a) patents (including utility models, design patents, certifications of invention, extensions, reissues, reexaminations and the like), patent applications (including provisionals, divisionals, continuations and continuations-in-part), trademarks (whether registered or unregistered), trademark applications, trade names, fictitious business names, service marks (whether registered or unregistered), service mark applications, copyrights (whether registered or unregistered), copyright applications, moral rights, maskworks, maskwork applications, trade secrets, know-how, computer software, computer programs, source code, algorithms, inventions, discoveries, technology and other intellectual property rights and intangible assets; and (b) the right (whether at law, in equity by contract or otherwise) to use or otherwise exploit any of the foregoing.

      “Purchase Price” shall have the meaning set forth in Section 2.2(a).

      “Real Estate” means the premises leased pursuant to the Sorrento Lease.

      “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substances) or the threat thereof.

      “Seller” shall have the meaning set forth in the preamble.

      “Seller Certificate” shall have the meaning set forth in Section 6.1(f).

      “Seller Employees” shall have the meaning set forth in Section 9.5(a).

      “Seller Indemnitees” shall have the meaning set forth in Section 7.2.

      “Straddle Period” means any Taxable period that includes, but does not end on the Closing Date.

      “Taxes” (including, with correlative meaning, the terms “Tax” and “Taxable”) shall mean all taxes of any kind imposed by a federal, state, local or foreign Governmental Authority, including but not limited to (i) all taxes, domestic or foreign, including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties and additions, (ii) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in (i) of this definition and (iii) any liability for the payment of any amounts of the type described in (i) as a result of any express or implied obligation to indemnify any other Person.

      “Tax Returns“ means all reports, returns, schedules and any other documents required to be filed with respect to Taxes and all claims for refunds of Taxes.

      “Third-Party” shall mean any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement.

      “Third-Party Claim” shall have the meaning set forth in Section 7.3(a).

      “Trademarks” shall have the meaning set forth in Section 2.1(a)(ii).

      “Transfer Documents” shall have the meaning set forth in Section 2.3(b).

ARTICLE II

ASSET PURCHASE

      2.1 Purchase and Sale of Assets; Assumption of Liabilities.

      (a) Transfer of Assets. At the Closing Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from Seller, substantially all of Seller’s right, title and interest in and to the Business Assets, free and clear of all material Liens, other than Permitted Encumbrances. For purposes of this Agreement, the “Business Assets” shall mean substantially all assets used in the operation of the Business on the date of this Agreement (excluding (i) any cash (whether restricted or unrestricted), cash equivalents or investment securities (such as the shares of equity of Inverness Medical Innovations, Inc.) of Seller and (ii) any radioactive material and/or waste), including, without limitation, all of Seller’s right, title and interest in and to the following:

(i) those oral and written contracts, agreements, licenses, and other arrangements used in the Business set forth on Schedule 2.1(a)(i) and all exhibits and amendments thereto (the “Assigned Contracts”);

(ii) all of Seller’s right, title and interest in any Proprietary Assets generated or used by or on behalf of Seller in connection with the Business, including, without limitation, those trademarks and trade names and registrations thereof and registration applications therefor set forth on Schedule 2.1(a)(ii) hereto (the “Trademarks”) and those patents (including any extension, reissue, reexamination or the like relating thereto) and patent applications (including any provisional, divisional, continuation or continuation in part) set forth on Schedule 2.1(a)(ii) hereto (the “Patent Rights”);

(iii) all actions, claims, causes of action, rights of recovery, choses in action or rights to set off, whether arising out of occurrences before or after the Closing Date, including Third-Party warranties and guarantees with respect to any of the Business Assets;

(iv) all of Seller’s accounts receivable and other receivables relating to the Business Assets or arising out of the conduct of the Business (including without limitation the accounts receivable owed to Seller by Qiagen GmbH of at least $250,000, and any cash payments made on such Qiagen GmbH receivable); and

(v) all other assets and properties reflected on the Closing Statement of Assets (excluding any cash (whether restricted or unrestricted), cash equivalents or investment securities of Seller, other than cash received from Qiagen GmbH pursuant to Section 2.1(a)(iv)).

      (b) Assumed Liabilities. The Buyer shall (x) be responsible for all Liabilities associated with the Buyer’s ownership, operation and use of the Business Assets and the Business from and after the Closing and (y) at the Closing, assume and agree to pay, perform and discharge when due the following additional Liabilities (the Liabilities specified in the foregoing clauses (x) and (y) being herein referred to as the “Assumed Liabilities”):

(i) all Liabilities arising out of or relating to the replacement or return of, or any claim for breach of warranty in respect of or refund of the purchase price of, products sold out of inventory by Seller on or prior to the Closing Date;

(ii) all Liabilities with respect to actions, suits, proceedings, disputes, claims or investigations arising out of or related to the use of the Business Assets after the Closing Date;

(iii) all Liabilities arising out of or relating to the replacement or return of, or any claim for breach of warranty in respect of or refund of the purchase price of products, services and technologies which either (x) constitute Business Assets, or (y) are manufactured or provided through the use of the Business Assets, to the extent the Liabilities described in clauses (x) and (y) above arise after the Closing Date;

(iv) with respect to the Standard Industrial Net Lease by and between Seller and Sorrento Business Complex dated June 14, 1999, as amended (the “Sorrento Lease”), all Liabilities arising out of Buyer’s use of the property subject thereto for the period from and after the Closing Date, as provided in Section 6.1(d);

(v) any Liability of Seller relating to that certain $1,000,000 Subordinated Convertible Promissory Note by and between Seller and Qiagen GmbH entered into in January 2003;

(vi) any Liability of Seller (except for a $25,000 payment payable in connection with the Inverness Transactions, which payment Seller shall remain obligated to pay) to bioMerieux B.V. (formerly Organon Teknika B.V.) (“bMx”) arising in connection with that certain License Agreement dated December 1, 2000 between Seller and bMx, whether arising prior to, in connection with, or following the Closing Date;

(vii) subject to Section 2.1(d) below, any Liability with respect to the period after the Closing Date under the Assigned Contracts; and

(viii) all Liabilities in respect of Taxes for which the Buyer is liable pursuant to Section 9.1.

      (c) Excluded Liabilities. Except as otherwise set forth in Section 2.1(b), the Buyer shall not assume or be responsible for any of the following Liabilities of Seller (the “Excluded Liabilities”);

(i) any Liabilities of seller relating to the Business Assets and the Business with respect to the period on or prior to the Closing Date;

(ii) with respect to Sorrento Lease, all Liabilities arising out of Seller’s use of the property subject thereto for the period prior to the Closing Date;

(iii) any Liability of Seller relating to the Loan and Security Agreement by and between Seller and Silicon Valley Bank dated August 24, 2001, as amended;

(iv) any Liabilities of Seller relating to any Seller insurance policies;

(v) any Liabilities of Seller relating to any employee of Seller arising prior to the Closing;

(vi) any Liabilities of Seller relating to any agreements between Seller and its shareholders in connection with their acquisition or ownership of securities of Seller (including, but not limited to Stock Purchase Agreements, Voting Agreements, Co-Sale Agreements);

(vii) all Environmental Liabilities; and

(viii) all Liabilities in respect of Taxes for which Seller is liable pursuant to Section 9.1.

      (d) Consent of Third Parties. To the extent that the assignment of all or any portion of any Assigned Contract shall require the consent of the other party thereto or any other Third-Party, this Agreement shall not constitute an agreement to assign any such Assigned Contract if an attempted assignment without any such consent would constitute a breach or violation thereof. Seller agrees to take all commercially reasonable actions to secure Third-Party consents necessary to assign the Assigned Contracts to Buyer. In order, however, to provide the Buyer the full realization and value of every Assigned Contract, Seller agrees that on and after the Closing it will at the request and under the direction of the Buyer and at the Buyer’s sole cost and expense, in the name of Seller or otherwise as the Buyer shall specify, take all commercially reasonable actions (including the appointment of the Buyer as attorney-in-fact for Seller) as shall in the reasonable opinion of the Buyer or its counsel be necessary or proper (i) to assure that the rights of Seller shall be preserved for the benefit of or transferred or issued to the Buyer, (ii) to facilitate receipt of the consideration to be received by Seller, which consideration shall be held for the benefit of, and shall be delivered to, the Buyer, and (iii) to enforce provisions under such Assigned Contracts restricting or prohibiting use, transfer or disclosure of any confidential information relating to the Business or any Business Assets against third parties bound by such provisions. Nothing in this Section 2.1(d) shall in any way diminish the obligations of Seller under Sections 5.1 and 6.1 hereof.

      2.2 Purchase Price and Related Matters.

      (a) Purchase Price. In consideration of the sale and transfer of Seller’s right, title and interest in the Business Assets, the Buyer shall assume the Assumed Liabilities as provided in Section 2.1(b) and shall pay to Seller an aggregate purchase price of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Purchase Price”). At the Closing, the Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds to the account designated by Seller in writing.

      (b) Allocation of Purchase Price. The aggregate amount of the Purchase Price paid by the Buyer hereunder and the Assumed Liabilities shall be allocated among the Business Assets for Tax purposes, in compliance with Section 1060 of the Code, and any comparable provisions of state, local, foreign or other applicable Tax laws.

      2.3 The Closing.

      (a) Time and Location. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Buyer on a mutually agreed date as soon as practicable, but in no event more than three (3) Business Days after the first date on which the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have been satisfied or waived (the “Closing Date”). A “Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in San Diego, California are permitted or required by law, executive order or governmental decree to remain closed. The transfer of Seller’s right, title and interest in the Business Assets by Seller to the Buyer shall be deemed to occur at 12:01 a.m., PST time, on the Closing Date.

      (b) Actions at the Closing. At the Closing:

(i) Seller shall deliver (or cause to be delivered) to the Buyer the various certificates, instruments and documents required to be delivered under Section 6.1;

(ii) the Buyer shall deliver (or cause to be delivered) to Seller the various certificates, instruments and documents required to be delivered under Section 6.2;

(iii) Seller shall execute and deliver to the Buyer the Bill of Sale;

(iv) the Buyer and Seller shall execute and deliver the Assignment and Assumption Agreement;

(v) the Buyer shall pay to Seller the Purchase Price in accordance with the provisions of Section 2.2 hereof;

(vi) Seller shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Business Assets of a tangible nature;

(vii) the Buyer and Seller shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above;

(viii) Seller shall have delivered to the Buyer Lien releases, pay-off letters and UCC-3 termination statements as may be necessary to evidence the release and termination of all material Liens (other than Permitted Encumbrances) on the Business Assets and on Seller’s right, title and interest in the Business Assets that are not owned by Seller;

(ix) Seller shall execute and deliver certificates as required under Section 1445 of the Code and Section 1.1445-2(b) of the Treasury regulations; provided, however, that if Seller fails or refuses to deliver the certificate required to confirm it is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Code, or the Buyer has actual knowledge that such certificate is false, the Buyer shall deduct and withhold from the Purchase Price a Tax as required by Section 1445 of the Code; and, provided, further, that, in the event of any such withholding, the Closing hereunder shall not be otherwise affected, the Buyer shall remit such amount to and file the required form with the IRS and Seller in the event of any claimed over-withholding, (A) shall be limited solely to an action against the IRS for a refund, and (B) hereby waives any right of action against the Buyer on account of such withholding; and

(x) Seller shall deliver to the Buyer all keys, access codes and combinations to all locks, and other security devices to the Real Estate.

      The agreements and instruments referred to in clauses (i)-(x) above are referred to herein as the “Transfer Documents.”

      2.4 Further Assurances. At any time and from time to time after the Closing Date, as and when requested by any Party hereto and at such Party’s expense, the Buyer and Seller shall, and Seller shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are reasonably necessary to fully vest in the Buyer title to all of Seller’s right, title and interest in the Business Assets.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrant to the Buyer that on the date hereof, except as set forth in the section of the written disclosure schedule delivered on or prior to the date hereof by Seller (the “Seller Disclosure Schedule”) corresponding to each representation and warranty made hereunder by Seller:

      3.1 Corporate Existence and Power. Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of California and (b) has the power and authority and the legal right to own and operate its property and the Business Assets, and to carry on the Business as it is now being conducted. Seller has no subsidiaries.

      3.2 Authorization and Enforcement of Obligations. Seller (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. The consummation by the Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller and no other authorization or consent of the Seller or its shareholders is necessary. This Agreement has been duly executed and delivered on behalf of Seller, and constitutes a legal, valid, binding obligation, enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability if considered in a proceeding in equity or at law).

      3.3 No Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by Seller in connection with the Agreement and the performance hereof have been obtained, except for any notice, consent or waiver the absence of which would not reasonably be expected to result in a Business Material Adverse Effect.

      3.4 No Conflict. The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, (b) do not violate any provision of the charter or organizational documents of Seller and (c) do not conflict with, or constitute a default under, any of its material contractual or other obligations, in each case except for any conflict or violation that would not reasonably be expected to result in a Business Material Adverse Effect.

      3.5 Financial Statements. Seller has delivered to the Buyer the unaudited consolidated financial statements of the Business (balance sheet, cash flow, and an income statement) for the six-month period ended April 30, 2003 (the “Financial Statements”). To the Knowledge of Seller, the Financial Statements (a) have been prepared in accordance with Applicable Accounting Principles applied on a consistent basis throughout the period involved (except as may be indicated in the notes thereto, if any, and for the absence of notes), and (b) fairly present the consolidated financial position of Seller and its subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the period indicated, except where the Financial Statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

      3.6 Assigned Contracts Valid. Seller has not received written notice that any party to an Assigned Contract intends to terminate such contract, and, to the Knowledge of Seller, Seller is not in material breach of any material Assigned Contract.

      3.7 Employee Agreements. All past and present employees of Seller have executed Employee Confidentiality and Inventions Agreements or Employment Agreements in the forms attached hereto at Exhibit C.

      3.8 Intellectual Property. To the Knowledge of Seller, the conduct of the Business as conducted by Seller as of the Closing Date does not infringe any intellectual property right of any Third Party or constitute unfair competition. As of the Closing Date, Seller has not received (1) any notice of any third party claims pertaining to Licensed Products or Licensed Processes as those terms are defined in the Joint Ownership and License Agreement dated December 19, 2000 by and between Seller and The Regents of the University of California (the “Regents Agreement”), (ii) any infringement notice pursuant to Section 10.1 of the Regents Agreement, or (iii) any notice of breach pursuant to Section 11.1 of the Regents Agreement. As of the Closing Date, there have been no requests by either party to the Regents Agreement for indemnification by the other party, and, to the Knowledge of Seller, there are no product liability claims pending or threatened pertaining to any of the Products or Processes as those terms are defined in the Regents Agreement.

      3.9 No Undisclosed Liabilities. Seller has no knowledge of any circumstance, condition, event or arrangement that would reasonably be expected to give rise hereafter to any material liabilities of Seller, except in the ordinary course of business.

      3.10     No Litigation. Except for the complaint filed against Seller by Sorrento Business Complex on June 6, 2003, a true and correct copy of which has been furnished to the Buyer, there is no governmental action or proceeding, and no litigation, arbitration or similar proceeding, pending or, to the Knowledge of Seller, threatened in writing against Seller or its properties which would reasonably be expected to have a Business Material Adverse Effect.

      3.11     Absence of Liens. When transferred to the Buyer, the Business Assets will be free and clear of all material Liens, including any Tax Lien, other than Permitted Encumbrances.

      3.12     Compliance with Protective Order. Seller acknowledges the existence of that certain Protective Order to Govern Production of Confidential Information entered by the Superior Court of the State of California for the County of San Diego on or about February 15, 2000, governing the production of information in Genicon Sciences Corp., v. Regents of the University of California, et. al. To the Knowledge of Seller, Seller has not disclosed any Confidential Information to the Buyer, and no Confidential Information, as defined in the protective order, is included in the Business Assets.

      3.13     Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE III, THE BUSINESS ASSETS ARE PROVIDED “AS-IS” WITHOUT WARRANTY OF ANY KIND. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH OF THE PARTIES DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE AND NONINFRINGEMENT RELATING TO THE BUSINESS ASSETS.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

      The Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

      4.1     Organization. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware.

      4.2     Authority. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Buyer and no other authorization or consent of the Buyer or its shareholders is necessary. This Agreement has been duly executed and delivered by the Buyer and, assuming this Agreement constitutes the valid and binding obligation of the other Parties thereto, this Agreement constitutes, a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

      4.3     No Conflict. The execution and delivery of this Agreement and the performance of Buyer’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, (b) do not violate any provision of the charter or organizational documents of Buyer and

(c) do not conflict with, or constitute a default under, any of its material contractual or other obligations, in each case except for any conflict or violation that would not reasonably be expected to materially impair the ability of the Buyer to consummate the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect”);

      4.4 Litigation. There are no actions, suits, claims or legal, administrative or arbitration proceedings pending against, or, to the Knowledge of the Buyer, threatened in writing against, the Buyer which would reasonably be expected to have a Buyer Material Adverse Effect.

ARTICLE V

COVENANTS

      5.1 Operation of the Business. Except as contemplated by this Agreement, during the period from the date of this Agreement until the Funding Termination Date, the Buyer and Seller agree that, unless the Buyer shall otherwise consent in writing, the following provisions shall apply:

(a) Seller shall carry on the Business in the ordinary course;

(b) Seller shall use commercially reasonable efforts to (i) maintain and preserve the Business Assets, (ii) maintain the insurance of the Business at reasonably appropriate levels, (iii) comply with all material laws, (iv) preserve the goodwill of suppliers, customer and others having business relations with the Business and (v) maintain the Business, as well as Seller’s books of account, records and files related to the conduct of the Business, all in the ordinary course of business;

(c) Seller shall inform the Buyer in writing of any event or circumstance that (i) has or could reasonably be expected to have a Business Material Adverse Effect, or (ii) is a material breach of a representation, warranty, covenant or agreement of Seller herein, each no later than three (3) Business Days after obtaining knowledge of such an event or circumstance;

(d) Seller shall inform the Buyer in writing of any event or circumstance that has or would reasonably be expected to have a material adverse effect with respect to the Real Estate no later than three (3) Business Days after obtaining knowledge of such an event or circumstance, including, without limitation:

(i) a fire or other casualty causing significant damage to the Real Estate;

(ii) receipt of notice of eminent domain proceedings or condemnation of all or any part of the Real Estate;

(iii) receipt of a notice from any Governmental Authority or insurance underwriter relating to the condition, use or occupancy of the Real Estate or any real estate adjacent to the Real Estate or setting forth any requirements with respect thereto;

(iv) receipt of any notice of default from the holder of any lien or security interest in the Real Estate or any portion thereof;

(v) notice of any actual or threatened litigation against Seller affecting or relating to the Real Estate;

(vi) the commencement of any strike, lock-out, boycott or other labor trouble affecting the Real Estate; or

(vii) receipt of any Tax assessment disputes prior to the Funding Termination Date, and Seller will not agree to any changes in the real estate Tax assessment, nor settle, withdraw or otherwise compromise any pending claims with respect to prior Tax assessments without the Buyer’s prior written consent, and, if any proceedings shall result in any reduction of assessment and/or Tax for the Tax year in which the Closing occurs, it is agreed that the amount of Tax savings or refund for such Tax year less the fees and disbursements in connection with such proceedings, shall be apportioned between the parties as of the date the real estate Taxes are apportioned under this Agreement;

(e) except as contemplated by this Agreement, or except with the Buyer’s express written approval, Seller shall not, except as otherwise provided for in Schedule 5.1(e):

(i) commit to make, or make, any capital expenditure in excess of $10,000 in the aggregate relating to the Business;

(ii) enter into any other type of contract, agreement or arrangement (oral or written) which would be assumed by the Buyer, unless such contract, agreement or arrangement is entered into the ordinary course of business pursuant to standard terms and conditions;

(iii) enter into any contract, agreement or arrangement (oral or written) that requires the consent or approval of any Third-Party to consummate the transactions described in this Agreement or any Ancillary Agreement;

(iv) cancel or make any material modifications or amendments to any material contract included among the Business Assets;

(v) sell, lease (as lessor), transfer or otherwise dispose of any Business Assets, other than inventory sold in the ordinary course of business and other than cash, cash equivalents or investment securities (including the shares of equity of Inverness Medical Innovations, Inc.);

(vi) grant or transfer any rights to the Proprietary Assets that are part of the Business Assets (other than any non-exclusive, non-perpetual licenses entered into in the ordinary course of business pursuant to standard terms and conditions which (a) do not involve the receipt or payment by Seller of aggregate consideration or value of more than $10,000 and (b) do not provide for the use of rights that were exclusive to Seller prior to such license, and then only after first consulting with the Buyer (although Buyer’s written consent shall not be required as a pre-condition to Seller’s entering into such license));

(vii) fail to prosecute, defend and maintain in a manner consistent with past practice any Proprietary Assets that are part of the Business Assets;

(viii) mortgage or pledge any Business Assets, except for Permitted Encumbrances;

(ix) cancel any debts owed to or claims held by Seller relating to the Business (including the settlement of any claim or litigation) other than in the ordinary course of business;

(x) accelerate or delay collection of any notes or accounts receivable generated by the Business in advance of or beyond their regular due dates or the dates when the receivable would have been collected in the ordinary course of the Business;

(xi) change the accounting policies by the Seller in the operation of the Business during the prior six months, or make or revoke any Tax election or settle or compromise any Tax liability that would affect the Business Assets or the Assumed Liabilities after the Closing;

(xii) prepare or file any Tax Return with respect to the Business Assets or the Assumed Liabilities inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with the position taken, elections made or methods used in preparing similar Tax Returns with respect to the Business Assets or the Assumed Liabilities in prior periods;

(xiii) hire any additional employees, except as set forth on Schedule 5.1(e)(xiii) (it being understood that Seller may hire consultants without notifying or obtaining any consent from the Buyer); or

(xiv) enter into any agreement or commitment to take any action prohibited by this Section 5.1.

      5.2 Access. During the period from the date of this Agreement until the Funding Termination Date, Seller shall permit representatives of the Buyer to have access (at reasonable times, on reasonable (and in any event not less than three Business Days’) prior written notice and in a manner that in the reasonable opinion of Seller will not interfere with the normal business operations of the Business or the business of Seller) to the Real Estate and other operational locations of the Business for inspecting, investigating, measuring, surveying and making related inquiries and audits of the Real Estate, financial and accounting records, contracts, personnel and other records and documents of Seller pertaining to the Business (including for the purpose of conducting environmental investigations).

      5.3 Exclusivity. During the period from the date of this Agreement until the Funding Termination Date, Seller shall not, directly or indirectly, authorize or permit any of its officers, directors, managers, employees, agents, advisors or representatives to, (a) initiate, solicit or encourage any proposal, offer or discussion with any party (other than the Buyer) concerning any acquisition of any portion of the Business or any of the equity of Seller; (b) engage in discussions or negotiations with any party (other than the Buyer) concerning any such acquisition transaction; (c) enter into any agreement relating to any such acquisition transaction; (d) furnish to any Person nonpublic information relating to the Business; or (e) take any other action to cooperate in any way, or facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any such acquisition transaction; provided, however, that notwithstanding anything to the contrary in this Section 5.3, this Section 5.3 shall in no way prohibit Seller from discussing with, negotiating with or furnishing information to (or taking any other action otherwise prohibited under this Section 5.3 with respect to) any of Seller’s existing shareholders or noteholders (other than Qiagen GmbH) with respect to (i) a sale of Seller’s assets to any such shareholder or noteholder or (ii) a debt or equity investment in Seller by any such shareholder or noteholder. Seller shall notify the Buyer if it receives a proposal for the acquisition of the Business or Seller (other than any transaction described in the proviso to the first sentence of this Section 5.3) on or after the date hereof and prior to the Closing; provided, that Seller shall be under no obligation to disclose to the Buyer the identity of the Person making any such acquisition proposal nor the terms thereof; and provided, further, that nothing in this Section 5.3 shall obligate Seller to disclose to the Buyer any proposal to acquire Seller or other subsidiaries or businesses other than the Business and Seller.

      5.4 Notice of Litigation. The Buyer will promptly notify Seller of any action, suit or proceeding that is instituted or threatened against the Buyer to restrain, prohibit or otherwise challenge the legality of any transaction described in this Agreement arising prior to the Funding Termination Date. Seller will promptly notify the Buyer of any action, suit or proceeding that is instituted or threatened against Seller to restrain, prohibit or otherwise challenge the legality of any transaction described in this Agreement arising prior to the Funding Termination Date. Seller will promptly notify the Buyer of any lawsuit, claim, proceeding or investigation that is threatened, brought or asserted against Seller that would have been listed in Article III if the lawsuit, claim, proceeding or investigation had arisen prior to the date of this Agreement.

      5.5 Supplements to Seller Disclosure Schedule. As promptly as practicable, Seller will provide the Buyer with a supplement or amendment to Seller Disclosure Schedule with respect to any matter, condition or occurrence hereafter arising between the date hereof and the Funding Termination Date which, if existing or occurring on the date of this Agreement, would have been required to be set forth or described in such Seller Disclosure Schedule, and if not so set forth or described, would have constituted a material breach of this Agreement. In addition, between the date hereof and the Funding Termination Date, Seller shall promptly inform the Buyer, and the Buyer will promptly inform Seller, of any fact or event which comes to its attention, the existence of which constitutes or likely will constitute a material breach of any representation or warranty of the other party in this Agreement.

      5.6 Funding Agreement. Simultaneous with the execution of this Agreement, Seller and the Buyer will execute the funding agreement side letter in the form attached hereto as Exhibit E (the “Funding Agreement”).

      5.7 Inverness Transactions. The Buyer covenants that, in the event that the transactions described herein are not consummated (for any reason other than failure by Seller to obtain the requisite shareholder and noteholder consent for the transactions contemplated hereby) and the Business Assets are conveyed to Inverness pursuant to the terms of the Inverness Transactions, the Buyer will not, for a period of two (2) years following the date of this Agreement, directly or indirectly purchase or license any significant portion of the Business Assets from Inverness.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

      6.1 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction (or waiver by the Buyer) of the following conditions:

(a) without giving effect to any supplement or amendment to the Seller Disclosure Schedule, the representations and warranties of Seller set forth in Article III shall have been true and correct in all material respects (other than those that are qualified as to materiality, which shall have been true and correct in all respects) when made (except where any such failure of such representations and warranties to be true in all material respects does not result in or involve a Material Loss to Seller, the Business Assets or the Business) and as of the Closing Date as though made again on the Closing Date (except where any such failure of such representations and warranties to be true in all material aspects as though made again on the Closing Date would not constitute a Business Material Adverse Effect);

(b) Seller shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(c) If Seller shall have executed an exclusive license to its proprietary technology to Inverness Medical Switzerland GmbH in the field of developing and commercializing any assay for the point of care market, such license shall be in a form approved by Buyer (it being understood that the executed versions of the Master Agreement and Technology License Agreement, each dated as of June 19, 2003, by and among Seller, Inverness Medical Innovations, Inc. and Inverness Medical Switzerland, GmbH attached hereto as Exhibit D are acceptable to Buyer); and

(d) Seller or Buyer shall have entered into an agreement with Sorrento Business Complex, L.P. that permits the Buyer to remove the Business Assets from the Real Estate;

(e) no action, suit or proceeding shall be pending by or before any Governmental Authority seeking to prevent consummation of the transactions contemplated by this Agreement, and no judgment, order, decree, stipulation or injunction enjoining or preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(f) Seller shall have delivered to the Buyer a certificate (the “Seller Certificate”) signed by a duly authorized officer of Seller to the effect that each of the conditions specified in clauses (a) through (e) (insofar as clause (e) relates to an action, suit or proceeding involving, or a judgment, order, decree, stipulation or injunction against, Seller) of this Section 5.1 have been satisfied;

(g) the Applicable Permits listed on Schedule 6.1(g) (if any) (the “Applicable Permits”) shall have been renewed or be in effect and, if required, transferred or reissued to the Buyer;

(h) the Buyer shall have received (i) a certificate of good standing of Seller in the jurisdiction of incorporation of Seller, (ii) a certified copy of resolutions adopted by the Buyer’s board of directors approving the consummation of the transactions contemplated by this Agreement and (iii) fully executed copies of all necessary consents by Buyer’s shareholders and noteholders approving the consummation of the transactions contemplated by this Agreement;

(i) the sum of the Buyer’s accounts receivable as of the Closing plus the aggregate value of Buyer’s inventory as of the Closing (as set forth on the Closing Statement of Assets delivered by Seller at the Closing) shall be equal to at least $350,000, plus the receivable from Qiagen GmbH described in Section 2.1(a)(iv);

(j) Buyer shall have received an executed Conditional Amendment to that certain Development, Production and Supply Agreement by and between Genicon Sciences Corporation and KMC Systems, Inc., dated December 31, 2001;

(k) Seller shall have delivered to the Buyer consents to assign certain agreements and rights thereunder to the Buyer from: (i) Organon Teknika B.V., (ii) Imaging Research, Inc. and (iii) the Regents for the assignment of Additional Seashell Inventions and Genicon Patent Rights (as those terms are used in that certain Joint Ownership and License Agreement entered into by and between Genicon Sciences Corporation and the Regents of the University of California, dated December 19, 2000);

(l) Inverness Medical Innovations, Inc. and/or Inverness Medical Switzerland, GmbH shall have received consent from bioMerieux B.V. (successor in interest to Organon Teknika B.V.) to sublicense rights pursuant to the Inverness Transaction;

(m) Seller shall have delivered all certificates, instruments, contracts and other documents to be delivered by each of them pursuant to Section 2.3(b) (including all applicable Ancillary Agreements); and

(n) no Business Material Adverse Effect shall have occurred since the date of this Agreement.

      6.2 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction (or waiver by Seller) of the following conditions:

(a) without giving effect to any supplement or amendment to the Buyer Disclosure Schedule, the representations and warranties of the Buyer set forth in Article IV shall have been true and correct in all material respects (other than those that are qualified as to materiality, which shall have been true and correct in all respects) when made (except where any such failure of such representations and warranties to be true in all material respects would not result in or involve a Material Loss to the Buyer), and as of the Closing Date as though made again on the Closing Date (except where any such failure of such representations and warranties to be true in material aspects as though made again on the Closing Date would not constitute a Buyer Material Adverse Effect);

(b) the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(c) no action, suit or proceeding shall be pending by or before any Governmental Authority seeking to prevent consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, and no judgment, order, decree, stipulation or injunction enjoining or preventing consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements shall be in effect;

(d) the Buyer shall have delivered to Seller a certificate (the “Buyer Certificate”) signed by a duly authorized officer of the Buyer to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to an action, suit or proceeding involving, or a judgment, order, decree, stipulation or injunction against, the Buyer) of this Section 5.2 have been satisfied;

(e) the Buyer shall have effected all of the Governmental Filings, if any, which are required on the part of the Buyer to consummate the transactions contemplated by this Agreement;

(f) Seller shall have received a certified copy of resolutions adopted by the Buyer’s board of directors reflecting that specific approval by the board is not required for asset acquisitions, where the aggregate consideration paid to the seller is less than $5,000,000;

(g) the Buyer shall have delivered all certificates, instruments, contracts and other documents to be delivered by it pursuant to Section 2.3(b)(including all applicable Ancillary Agreements); and

(h) no Buyer Material Adverse Effect shall have occurred since the date of this Agreement.

ARTICLE VII

INDEMNIFICATION

      7.1 Indemnification by Seller. Subject to the terms and conditions of this Article VII, from and after the Closing, Seller shall indemnify the Buyer and its officers, directors, managers, employees, agents, representatives and its Affiliates and their officers, directors, managers, employees, agents, representatives (the “Buyer Indemnitees”) in respect of, and hold the Buyer Indemnitees harmless against, any and all liabilities, obligations, judgments, interest, losses, assessments, damages, fines, fees, penalties, costs and expenses (determined on a pre-tax basis, but after credit for applicable insurance proceeds actually received by an Indemnified Party with respect to such previously described liabilities, losses and the like, whether such receipt is before or after payment by an Indemnifying Party, subrogation rights of the Indemnified Party’s insurers being hereby waived, and also including, without limitation, reasonable attorney’s fees and reasonable expenses of investigating and defending claims, lawsuits, complaints, actions or other pending or threatened litigation) (collectively the “Damages”) incurred or suffered by any of the Buyer Indemnities to the extent resulting from or attributable to:

(a) any breach of any representation or warranty of Seller contained in this Agreement; or

(b) any failure by Seller to pay, perform or discharge any Excluded Liabilities.

      7.2 Indemnification by the Buyer. Subject to the terms and conditions of this Article VII, from and after the Closing, the Buyer shall indemnify each of Seller and its officers, directors, managers, employees, agents, representatives and its Affiliates and their officers, directors, managers, employees, agents and representatives (the “Seller Indemnities”) in respect of, and hold Seller Indemnitees harmless against, any and all Damages incurred or suffered by any of Seller Indemnitees to the extent resulting from or attributable to:

(a) any breach of any representation or warranty of the Buyer contained in this Agreement; or

(b) any failure by the Buyer to pay, perform or discharge any Assumed Liabilities.

      7.3 Claims for Indemnification.

      (a) Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a claim made by a Third-Party against an Indemnified Party (as defined below) shall be made in accordance with the following procedures. A person entitled to indemnification under this Article VII (an “Indemnified Party”) shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a claim by a Third-Party (a “Third-Party Claim”) for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third-Party. Such notification shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such Third-Party Claim and the amount of the Damages claimed. Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Claim. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third-Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such Third-Party Claim and the defense thereof and shall consider recommendations made by the other Parties with respect thereto. Unless and until an Indemnified Party has waived its claim for indemnification under this Article VII with respect to a Third-Party Claim, the Indemnified Party shall not agree to any settlement of such Third-Party Claim without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such Third-Party Claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party or that restricts any of the rights purported to be transferred pursuant to this Agreement without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld.

      (b) Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VII which is not subject to Section 7.3(a) shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains a statement that the Indemnified Party is entitled to indemnification under this Article VII, the amount of Damages incurred, if then ascertainable, and a reasonable explanation of the basis of the claim for indemnification and the Damages incurred. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to indemnification hereunder (in which case the Indemnifying Party shall make payment to the Indemnified Party, by check or by wire transfer, in an amount equal to the Damages incurred or suffered), or (ii) contest that the Indemnified Party is entitled to indemnification hereunder or the amount of Damages claimed by the Indemnifying Party. If the Indemnifying Party in such response contests the right to indemnification hereunder, or if the Parties are unable to agree on the amount of Damages incurred or suffered, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to arbitration in accordance with the provisions of Section 11.9.

7.4	Survival.

      (a) The representations and warranties of Seller and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until six (6) months after the Closing Date, at which time they shall expire.

      (b) If an indemnification claim under Section 7.1(a) or Section 7.2(a) is properly asserted in writing pursuant to Section 7.3 prior to the expiration as provided in Section 7.4(a) of the representation or warranty that is the basis for such claim, then representation or warranty shall survive until, but only for the purpose of, the resolution of such claim.

      (c) The covenants and agreements of the Parties contained in this Agreement and the Transfer Documents shall survive the Closing and the consummation of the transactions contemplated hereby.

      7.5     Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price to the maximum extent allowable under applicable law.

      7.6     Sole Remedy; Limitation on Indemnification. Except as otherwise provided in this Agreement, the indemnification provided by this Article VII shall be the sole and exclusive remedy available to the Buyer, the Buyer Indemnitees, Seller and the Seller Indemnitees for any claim related to this Agreement or the transactions contemplated hereby. The maximum aggregate amount of Buyer’s or Seller’s indemnification obligation pursuant to this Agreement shall be limited to and in no event exceed an amount equal to twenty percent (20%) of the aggregate Purchase Price (i.e., $250,000).

ARTICLE VIII

TERMINATION

      8.1     Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) the Buyer may terminate this Agreement by giving written notice to Seller if Seller has materially breached any representation, warranty, covenant or agreement contained in this Agreement and such breach (i) would cause the conditions set forth in Section 6.1 not to be satisfied and (ii) is not cured within thirty (30) days following delivery by the Buyer to Seller of written notice of such breach;

(c) Seller may terminate this Agreement by giving written notice to the Buyer if the Buyer has materially breached any representation, warranty, covenant or agreement contained in this Agreement and such breach (i) would cause the conditions set forth in Section 6.2 not to be satisfied and (ii) is not cured within thirty (30) days following delivery by Seller to the Buyer of written notice of such breach;

(d) the Buyer may terminate this Agreement by giving written notice to Seller if the Closing shall not have occurred on or before July 10, 2003 provided that the Buyer is not in material breach under this Agreement at the time it seeks to terminate under this Section 8.1(d);

(e) Seller may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before the Funding Termination Date provided that Seller is not in material breach under this Agreement at the time it seeks to terminate under this Section 8.1(e).

      8.2     Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Parties except for the provisions of Section 9.4 relating to press releases and announcements, Section 9.6 relating to solicitation of employees (but only upon a termination pursuant to Section 8.1(b)) and Section 11.7 relating to expenses shall survive such termination. Notwithstanding the foregoing, termination of this Agreement shall not relieve any Party of liability for any breach by such Party, prior to the termination of this Agreement, of any covenant or agreement contained in this Agreement or impair the right of any Party to obtain such remedies as may be available to it in law or equity with respect to such a breach of any covenant or agreement contained in this Agreement by another Party.

ARTICLE IX

ADDITIONAL COVENANTS

     9.1     Taxes.

      (a) Except to the extent included within the Assumed Liabilities as set forth in Section 2.1(b)(i)-(vii), Seller shall be liable for and pay, and pursuant to Article VII shall indemnify each Buyer Indemnitee from and against, all Taxes (including, without limitation, any amounts owed by a Buyer Indemnitee relating to Taxes pursuant to a contract or otherwise) applicable to the Business, and Seller’s right, title and interest in Business Assets, in each case attributable to Taxable years or periods ending prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on the day immediately preceding the Closing Date. In addition to the Assumed Liabilities as set forth in Section 2.1(b)(i)-(vii), the Buyer shall be solely liable for and pay, and pursuant to Article VII shall indemnify each Seller Indemnitee from and against, all Taxes applicable to the Business, the Buyer’s right, title and interest in the Business Assets and the Assumed Liabilities that are attributable to taxable years or periods beginning on and after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning on the Closing Date. For purposes of this Agreement, any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of business on the day immediately preceding the Closing Date and the other beginning on the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated in a daily basis.

      (b) Notwithstanding paragraph (a), any sales Tax, use Tax, real property transfer or gains Tax, asset transfer Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Business, the Business Assets, Seller’s right, title and interest in the Business Assets not owned by Seller or the Assumed Liabilities shall be paid by the Buyer. The Seller agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

      (c) Seller or the Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 9.1. Not later than thirty (30) days prior to the payment of any such Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

      (d) After the Closing Date, each of the Buyer and Seller shall reasonably (i) cooperate in preparing for any audits of, or disputes with Governmental Authorities regarding, any Tax Returns of the Business or the Business Assets required to be filed by any of the Parties, and (ii) make available to the other and to any Governmental Authority as reasonably requested all information, records, and documents in their possession or control relating to Taxes of the Business or the Business Assets.

      9.2 UCC Matters. From and after the Closing Date, Seller shall promptly refer all inquiries with respect to ownership or operation of the Business Assets or the Business to the Buyer. In addition, Seller shall execute such documents and financing statements as the Buyer may request from time to time to evidence transfer of Seller’s right, title and interest in the Business Assets to the Buyer, including, without limitation, any necessary assignment of financing statements.

      9.3 Discharge of Business Obligations. Except with respect to the Assumed Liabilities, from and after the Closing, Seller shall, to the extent practical in light of the value of the Seller’s remaining assets, use commercially reasonable efforts to pay and discharge (in the order of their respective priorities) all obligations and liabilities incurred prior to the Closing in respect of the Business, its operations or the assets and properties used therein, including any liabilities or obligations to Seller’s Employees, any Governmental Authority and clients and customers of the Business. Nothing in this Agreement shall be deemed to create any liability on the part of Buyer with respect to any unpaid or non-discharged obligation or Liability of the Seller.

      9.4 Public Announcement. Prior to Closing, no Party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby (except to the respective representatives, directors, shareholders, noteholders (other than Qiagen GmbH), managers and officers of the Buyer, Seller and their Affiliates) without the prior written consent of the other Party (which will not be unreasonably withheld or delayed); provided, however, that any Party may make any such announcement or statement it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities without such consent, so long as the disclosing Party provides the other Party with a reasonable opportunity to review and comment on such disclosure in advance of its being made, if doing so will not cause the disclosing Party to fail to meet the legal or other requirements mandating such disclosure.

      9.5 Post Closing Obligation to Employees.

      (a) Seller’s Schedule 9.5(a) contains a true and correct list of the name, job title, current base salary or hourly wage, date of hire, current vacation entitlement and assigned location of all employees actively employed by Seller on behalf of the Business as of the Closing Date, including any such individual on short-term disability or approved leave of absence who was so employed immediately before such disability or absence (the “Seller Employees”). Buyer’s Schedule 9.5(a) includes the name and job title of all Employees on Seller’s Schedule 9.5(a) that Buyer intends to offer employment (the “Transferred Employees”).

      (b) Effective on or prior to 12:01 a.m. on the Closing Date, Seller shall cause the employment of all Transferred Employees to be terminated. Effective as of 12:01 a.m. on the Closing Date, the Buyer shall offer employment to all Transferred Employees terminated in accordance with the preceding sentence on terms and conditions determined by the Buyer in its sole discretion. Nothing in this Section 9.5 shall (i) prior to the Closing Date, limit Seller’s authority to terminate the employment of any Seller Employee at any time and for whatever reason, or no reason or (ii) on or after the Closing Date, limit the Buyer’s authority to terminate the employment of any Transferred Employee at any time and for whatever reason, or no reason. Seller shall provide or make available to the Buyer, to the extent permitted by applicable law, such information regarding the Transferred Employees as is contained in Seller’s personnel records, including without limitation information regarding accrued or incurred but unpaid liabilities for wages, vacations, deferred compensation, medical/ dental/ vision, workers’ compensation, disability and other welfare benefit claims.

      (c) Seller shall be responsible for the payment of any Seller Employee benefits that become due to any Transferred Employees as a result of their termination by Seller in accordance with Section 9.5(b).

      (d) Seller and the Buyer hereby acknowledge and agree that in conformity with the Standard Procedure of IRS Revenue Procedure 96-60, 1996-2 C.B. 399, (i) Seller will be responsible for and perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller to any Seller Employee in connection with employment on or prior to the Closing Date; and (ii) the Buyer will be responsible for and perform all Tax withholding, payment, and reporting duties with respect to any wages and other compensation paid by the Buyer to any Transferred Employee in connection with employment after the Closing Date.

      (e) Seller and the Buyer hereby acknowledge and agree that (i) in accordance with Section 2101(b)(i) of the WARN Act and to the extent applicable, Seller will be responsible for all required notices prior to the Closing Date, and the Buyer will be responsible for all required notices on or after the Closing Date, and (ii) to the extent applicable, all Transferred Employees as of the Closing Date (other than those individuals who are not actively employed on the Closing Date due to short-term disability or approved leave of absence) will be deemed to have become employees of the Buyer immediately on the Closing Date for purposes of the WARN Act.

      9.6 Non-Solicitation of Employees. Seller covenants and agrees that it will not at any time on or before the Closing, or at any time during the one (1) year period following the Closing or, if this Agreement is terminated prior to the Closing, then at any time during the one-year period following the Closing Date of such termination, solicit to employ (other than by general advertisements) or employ any person who is, at the time of such solicitation or immediately prior to such employment, an employee of the Buyer of any of its Affiliates without the written consent of the Buyer or the Affiliate that employs such employee.

      9.7 Delivery of Certain Business Records. At the Closing, Seller shall deliver to the Buyer copies of all invoices to customers and other customer records, customer and supplier lists, credit files, correspondence, marketing studies, sales presentations, consultant reports, research and development studies, product development studies or reports, quality control test results and other quality control records and reports, patent files, regulatory files, quality files and all other records, files, documents and information in Seller’s possession or control however maintained or stored (including computer diskettes and other electronic media), used or developed primarily in connection with the use of the Business Assets or the conduct of the Business. Seller shall also deliver to the Buyer copies of all brochures and other promotional and printed materials, trade show materials (including displays), videos, advertising and/or marketing materials in Seller’s possession or control which were used or developed primarily in connection with the use of the Business Assets or the conduct of the Business.

      9.8 Confidentiality. Seller acknowledges and agrees that Seller shall continue to be bound by its obligations of confidentiality and nonuse under the Assigned Contracts (but not by any other obligations thereunder)(in the form they exist on the Closing Date and without regard to any amendment or modification after the Closing Date unless otherwise agreed to in writing by Seller) to the same extent as if they remained a party thereto.

ARTICLE X

POST-CLOSING AGREEMENTS

      10.1 Collection of Receivables. Seller shall, by letter prepared by the Buyer and reasonably acceptable to Seller (the “Letter”), authorize, instruct and direct that the account parties of all accounts, notes and receivables (including insurance proceeds, if applicable) constituting Business Assets (such parties, the “Account Parties”) shall make and deliver all payments relating thereto on or after the Closing to such location, bank and account (the “Buyer Receivables Account”) as the Buyer shall specify. The Letter shall cover all such matters as the Buyer and Seller shall reasonably determine. If, notwithstanding such Letter, any of the Account Parties remit payments on or after the Closing directly or indirectly to Seller instead of to the Buyer Receivables Account, Seller shall promptly deliver all such payments (including but not limited to negotiable instruments which shall be duly endorsed by Seller to the order of the Buyer) to the Buyer. Seller hereby irrevocably designates, makes, constitutes and appoints the Buyer (and all persons designated by the Buyer) as its true and lawful attorney-in-fact to do any of the following in the sole discretion of the Buyer: to receive, give receipts for, take, endorse, assign, deliver, deposit, demand, collect, sue on, compound, and give acquittance for any and all information, documents, payments forms (including negotiable and non-negotiable instruments) and proceeds received by the Buyer via the Buyer Receivables Account or from Seller that relates to the accounts, notes and receivables (including insurance proceeds) of the Account Parties constituting Business Assets.

ARTICLES XI

MISCELLANEOUS

      11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

      11.2 Entire Agreement. This Agreement (including the documents referred to herein), and the Ancillary Agreements constitute the entire agreement between Seller and the Buyer with respect to the subject matter hereof. This Agreement and the Ancillary Agreements supersede any prior agreements or understandings among Seller or the Buyer and any representations or statements made by or on behalf of Seller or the Buyer, whether written or oral, with respect to the subject matter hereof, other than the Confidentiality Agreement which shall terminate effective at the Closing.

      11.3 Succession and Assignment. Prior to or at the Closing, no Party may assign or delegate either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Notwithstanding the foregoing, this Agreement, and all rights hereunder may be assigned in whole or in part, without such consent, by the Buyer to any other wholly owned subsidiary of the Buyer, provided that such assignee agrees in writing to be bound by the provisions of this Section 11.3 and such assignment shall not release the Buyer from its obligations hereunder. After the Closing, the Buyer may assign or delegate either this Agreement or any of its rights, interests or obligations without the prior written approval of the Seller. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

      11.4 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent to the intended recipient as set forth below:

If to the Buyer:	If to Seller
Invitrogen Corporation	Genicon Sciences Corporation
1600 Faraday Avenue	11535 Sorrento Valley Road
Carlsbad, CA 92008	San Diego, CA 92121
Telecopy: 760-603-7229	Telecopy: 858-793-6791
Attention: General Counsel	Attn: Chief Executive Officer

With a copy to:
Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304-1050
Telecopy: 650-493-6811
Attn: Mark Bonham

      Any Party may give any notice, request, demand, claim, or other communication hereunder using any reasonable means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail). Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      11.5 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      11.6     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      11.7     Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

      11.8     Governing Law. This Agreement shall be interpreted and enforced in accordance with laws of the State of California in the United States of America, without regard to its conflicts of laws rules, provided, that those matters pertaining to the validity or enforceability of patent rights shall be interpreted and enforced in accordance with the laws of the territory in which such patent rights exist.

      11.9     Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the city of San Diego, California administered by the American Arbitration Association in accordance with its applicable rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The administrative charges, arbitrators’ fees, and related expenses of any arbitration shall be paid equally by the parties, but each party shall be responsible for any costs or expenses incurred in presenting such party’s case to the arbitrators, such as attorney’s fees or expert witness fees. Notwithstanding the Parties’ agreement to arbitrate, the Parties hereby agree that either Party may apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief to enforce or prevent any violation of the provisions of this Agreement.

      11.10     Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) Any reference herein to an Article, Section or clause shall be deemed to refer to an Article, Section or clause of this Agreement, unless the context clearly indicates otherwise.

(e) All references to “$” or “Dollars” refer to currency of the United States of America.

      11.11 Waiver of Jury Trial. To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of any Party in the negotiation, administration, performance and enforcement of this Agreement.

      11.12 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      11.13 Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

GENICON SCIENCES CORPORATION

By:	/s/ PATRICK J. MALLON

Name: Patrick J. Mallon
Title: President & CEO

INVITROGEN CORPORATION

By:	/s/ JOHN D. THOMPSON

Name: John D. Thompson
Title: Vice President

[Signature page to Asset Purchase Agreement]

EXHIBIT A

BILL OF SALE

A-1

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

B-1

EXHIBIT C

FORM OF CONFIDENTIALITY/EMPLOYMENT AGREEMENTS

C-1

EXHIBIT D

INVERNESS AGREEMENTS

D-1

EXHIBIT E

FORM OF FUNDING AGREEMENT

E-1

[INVITROGEN LOGO]	Invitrogen Corporation
1600 Faraday Avenue
Carlsbad, CA 92008
P: 760 603 7200
F: 760 602 6500
www.invitrogen.com
June 27, 2003

Patrick J. Mallon, President

Genicon Sciences Corporation
11535 Sorrento Valley Road
San Diego, CA 92121

Re: Continuation of Genicon Sciences Corporation’s (“Genicon”) Business Through the Closure of the Transaction between Invitrogen Corporation (“Invitrogen”) and Genicon

Dear Pat,

In order to give effect to the intentions of Genicon and Invitrogen stated in the Asset Purchase Agreement, dated June 27, 2003 between the parties (the “Agreement”), Invitrogen hereby requests that Genicon continue to operate its business as describe below subsequent to June 30, 2003 until the earlier of (a) such date as the transaction contemplated in the Agreement (the “Transaction”) closes or (b) the date that the Agreement is terminated in accordance with its terms (such date, whether determined by clause (a) or (b), the “End Date”). As consideration for Genicon’s agreement to such request, Invitrogen hereby agrees to pay Genicon for all reasonable general business operating expenses incurred by Genicon in the ordinary course of business subsequent to June 30, 2003 and prior to the End Date, provided that such expense are consistent with the general business operating expenses incurred by Genicon in a comparable length period immediately prior to June 30, 2003.

Sincerely,

/s/ JOHN THOMPSON

John Thompson
Vice-President, Corporate Development

By signing below, Genicon agrees to continue to operate its business in a manner consistent with its operations as of immediately prior to June 30, 2003 for a period subsequent to June 30, 2003 until the End Date.

ACCEPTED AND AGREED BY
GENICON SCIENCES CORPORATION

By: /s/ PATRICK J. MALLON

Name: Patrick J. Mallon
Title: President & CEO
Date: June 27, 2003